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                                                                      EX-10(16)

                      Amendment dated December 12, 1997 to the
                            Harrah's Entertainment, Inc.
                       Annual Management Bonus Plan ("Plan")



     Pursuant to approval by the Human Resources Committee of the Harrah's Entertainment, Inc. Board of Directors, the following paragraph is added to the Plan at the end of the section entitled "Prorations/Transfers":

     "Notwithstanding the above, effective as of January 1, 1997, for transfers of a bonus eligible employee after March 31 and before October 1 during any Plan year, the bonus will be pro rated as provided above but will not be less than the bonus that would have been earned if the employee had stayed at the first Operating Unit. For transfers during the last three months of a Plan year, the bonus will be equal to the bonus that would have been earned if the employee had stayed at the first Operating Unit. The Chief Executive Officer will have authority to interpret and make exceptions to the bonus provisions concerning transferred and new employees."

     IN WITNESS WHEREOF, this Amendment has been executed as of the date written above.



                              Harrah's Entertainment, Inc.



                              By:       /s/ Neil F. Barnhart
                                        -------------------------------------

                              Title:    Vice President
                                        -------------------------------------